Exhibit 99.1
RED CAT REPORTS RECORD Q4 REVENUE GROWTH AND 161% FULL-YEAR REVENUE INCREASE YoY; INCREASED PRODUCTION CAPACITY BY 520% WITH MOMENTUM BUILDING INTO 2026
SALT LAKE CITY, UT., March 18, 2026 (GLOBE NEWSWIRE) -- Red Cat Holdings, Inc. (Nasdaq: RCAT) ("Red Cat" or the "Company"), a U.S.-based provider of advanced all-domain drone and robotic solutions for defense and national security, reports its financial results for the year ended December 31, 2025.
Fourth Quarter and Full-Year 2025 Financial Highlights
Fourth quarter 2025 total revenue was $26.2 million, representing an increase of 1,985% or $24.9 million from $1.3 million in the prior year.
Fourth quarter 2025 total revenue increased sequentially by 172% to $26.2 million.
Full-year 2025 total revenue was $40.7 million, representing an increase of 161% or $25.1 million from $15.6 million in the prior year.
Business Highlights
•Secured new orders for Black Widow™ drones from an Asia-Pacific ally. This is the second Asia-Pacific ally to recently order Black Widow systems for military use.
•Across divisions, Red Cat expanded BlueOps to 166,000 sq. ft., expanded FlightWave to 51,000 sq. ft., expanded Teal to 37,000 sq. ft. Red Cat achieved total capacity of 254,000 sq. ft. as of December 31, 2025.
•Red Cat’s Innovation Day on February 27, 2026 showcased its transformation into a true multi‑domain autonomous defense platform, highlighted by the launch and live demonstration of its new USVs operating seamlessly with Black Widow drones, and reinforced by massive manufacturing scale‑up efforts across air and maritime systems.
•Strengthened ecosystem of defense partners - including an expanded partnership with AeroVironment and established a new partnership with Redwire - to integrate Black Widow™ and FANG™ into broader mission-system architectures, enhancing interoperability, modularity, and deployment flexibility.

“2025 was a transformative year for Red Cat as we strengthened our position as a trusted provider of advanced drone solutions for defense and government customers,” said Jeff Thompson, CEO of Red Cat. “We delivered year-over-year revenue growth of 161%, launched our FANG™ FPV platform, and expanded our Army relationship, and received our first order for 100 Black Widows through the NSPA - a major milestone that underscores growing international demand for our products."
"Our continued and deliberate investments in innovation, manufacturing scale, and strategic partnerships are delivering tangible results. At our inaugural Innovation Day last month, we discussed how well-positioned we remain to rapidly scale production across drones and USVs - which are supported by our major facility expansions in order to capitalize on the expanding addressable market across multi-domain defense."
"As we head into 2026, we continue to see strong momentum in customer engagement and contract activity, validating both our technology roadmap and our long‑term growth strategy. Our focus is clear: scaling production capacity to meet surging demand, advancing our autonomy roadmap, and expanding our customer base both domestically and with allied nations. We're not just responding to market opportunities - we're defining the future of American-made tactical drone systems. This is an exciting phase for Red Cat as we turn innovation into scale and opportunity.”

Balance Sheet
Cash at December 31, 2025 totaled $167.9 million, compared to $9.2 million at December 31, 2024.
Inventory and prepaid inventory at December 31, 2025 totaled $30.4 million, compared to $13.6 million at December 31, 2024.
Conference Call Details
Red Cat will host a live video webinar to discuss its 2025 financial results at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) on March 18, 2026. Participants may register in advance to join the live Video Webinar on Zoom at Red Cat's Investor Relations website at https://ir.redcatholdings.com/news-events. Log-in instructions will be available after registering for the event. An archived replay of the event will be available on Red Cat’s investor relations website beginning approximately two hours after the call concludes.
About Red Cat Holdings, Inc.
Red Cat (Nasdaq: RCAT) is a U.S.-based provider of advanced all-domain drone and robotic solutions for defense and national security. Through its wholly owned subsidiaries, Teal Drones and FlightWave Aerospace, Red Cat develops American-made hardware and software that support military, government, and public safety operations across air, land, and sea. Its Family of Systems, led by Black Widow™, delivers unmatched tactical capabilities in small, unmanned aircraft systems (sUAS). Expanding into the maritime domain through Blue Ops, Inc., Red Cat is also innovating in uncrewed surface vessels (USVs), delivering integrated platforms designed to enhance safety and multi-domain mission effectiveness. Learn more at www.redcat.red.
Notice Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Such statements include, but are not limited to, statements relating to the expected timing of the offering and the satisfaction of customary closing conditions related to the offerings, and our intended use of proceeds from the offering. Forward-looking statements are based on Red Cat Holdings, Inc.’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the Form 10-KT filed with the Securities and Exchange Commission on March 31, 2025, Red Cat's quarterly reports on Form 10-Q, and the other filings Red Cat makes with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Red Cat Holdings, Inc. undertakes no duty to update such information except as required under applicable law.
Contact:
INVESTORS:
Ankit Hira
Solebury Strategic Communications for Red Cat Holdings, Inc.
E-mail: RCAT@soleburystrat.com

NEWS MEDIA:
Phone: (347) 880-2895
Email: peter@indicatemedia.com

RED CAT HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)
	December 31,
	2025	2024
ASSETS
Cash	$167,865	$9,154
Accounts receivable, net	26,155	489
Inventory, including prepaid inventory	30,394	13,593
Prepaid expenses and other current assets	2,524	2,562
Total current assets	226,938	25,798

Goodwill and intangible assets, net	24,590	26,124
Property and equipment, net	7,797	1,881
Other	1,227	310
Operating lease right-of-use assets	13,125	1,491
Total long-term assets	46,739	29,806

TOTAL ASSETS	$273,677	$55,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$8,706	$3,290
Debt obligations - short term	350	350
Contract liabilities and deposits	261	227
Operating lease liabilities	1,011	312
Convertible notes payable	4,518	—
Total current liabilities	14,846	4,179

Deferred income taxes	443	—
Operating lease liabilities	12,556	1,306
Total long-term liabilities	12,999	1,306
Total liabilities	27,845	5,485

Stockholders’ equity	442,652	174,864
Accumulated deficit	(196,820)	(124,745)
Total stockholders’ equity	245,832	50,119
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$273,677	$55,604

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2025	2024*	2025	2024*

Revenues, net	$26,235	$1,258	$40,729	$15,584
Cost of goods sold	25,122	2,285	39,455	15,614
Gross profit (loss)	1,113	(1,027)	1,274	(30)

Operating Expenses:
Research and development	4,891	3,235	17,890	8,073
Sales and marketing	3,619	3,929	13,106	9,512
General and administrative	16,543	4,868	36,875	14,799
Impairment loss	—	—	—	506
Total operating expenses	25,053	12,032	67,871	32,890
Operating loss	(23,940)	(13,059)	(66,597)	(32,920)

Interest (income) expense, net	(1,730)	—	(2,711)	39
Other (income) expense, net	(2,303)	13,082	7,746	19,183
Total other (income) expense, net	(4,033)	13,082	5,035	19,222
Net loss from continuing operations	(19,907)	(26,141)	(71,632)	(52,142)
Income tax (benefit) expense	(251)	—	443	—
Loss from discontinued operations	—	—	—	(1,373)
Net loss	$(19,656)	$(26,141)	$(72,075)	$(53,515)
Loss per share - basic and diluted	$(0.17)	$(0.33)	$(0.73)	$(0.70)

Weighted average shares outstanding - basic and diluted	119,445	79,657	98,957	75,963

*The Condensed Consolidated Statements of Operations for the fourth quarter 2024 and calendar year 2024 have not been previously presented. The Company included the prior calendar periods for comparability purposes.

Condensed Consolidated Statements of Cash Flows (Unaudited)
	For the Year Ended December 31, 2025	For the Year Ended December 31, 2024*
(In thousands)
Cash Flows from Operating Activities
Net loss from continuing operations	$(72,075)	$(51,936)
Adjustments to reconcile net loss to net cash from operations:
Stock based compensation	10,562	5,698
Depreciation and amortization of intangible assets	2,265	2,098
Deferred income taxes	443	—
Payments of taxes related to equity transactions	(982)	(942)
Loss on sale of equity method investment and note receivable	—	4,008
Gain on divestiture of consumer segment	—	(9,642)
Impairment on equity method investment	—	11,354
Equity method loss	—	1,238
Impairment on goodwill and intangible assets	—	506
Convertible note payable fair value adjustment	11,444	13,121
Gain on extinguishment of convertible notes payable	(3,211)	—
Changes in operating assets and liabilities
Accounts receivable	(25,666)	603
Inventory	(10,501)	(835)
Prepaid inventory	(6,300)	634
Prepaid expenses and other	(879)	(1,144)
Operating lease right-of-use assets and liabilities	315	5
Contract liabilities and deposits	34	(15)
Accounts payable	1,569	(102)
Accrued expenses	3,848	262
Net cash used in operating activities	(89,134)	(25,089)
Cash Flows from Investing Activities
Purchases of property and equipment	(6,647)	(183)
Proceeds from divestiture of consumer segment	—	1,000
Proceeds from sale of equity method investment and note receivable	—	4,400
Net cash (used in) provided by investing activities	(6,647)	5,217
Cash Flows from Financing Activities
Proceeds from issuance of convertible notes payable, net of issuance costs	14,433	13,456
Proceeds from issuance of common stock, net	234,339	—
Redemption of convertible notes payable	(1,650)	—
Payments under debt obligations	—	(598)
Proceeds from exercise of stock options and warrants	7,370	6,325
Net cash provided by financing activities	254,492	19,183
Net cash used in discontinued operations	—	(195)
Net increase (decrease) in cash	158,711	(884)
Cash, beginning of period	9,154	10,038
Cash, end of period	$167,865	$9,154

*The Condensed Consolidated Statements of Operations for the fourth quarter 2024 and calendar year 2024 have not been previously presented. The Company included the prior calendar periods for comparability purposes.

Reconciliation of Non-GAAP adjusted EBITDA (Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net loss	$(19,656)	$(26,141)	$(72,075)	$(53,515)
Adjustments:
Income tax (benefit) expense	(251)	—	443	—
Interest (income) expense, net	(1,730)	—	(2,711)	39
Depreciation and amortization	611	887	2,265	2,098
Other (income) expense, net(1)	(2,303)	13,082	7,746	19,183
Impairment loss(2)	—	—	—	506
Restructuring costs(3)	44	—	120	30
Stock based compensation	3,307	2,657	10,562	5,698
Non-routine legal expenses(4)	2,214	81	2,399	244
Other adjustment items(5)	—	250	—	250
Adjusted EBITDA	$(17,764)	$(9,184)	$(51,251)	$(25,467)

(1) Other (income) expense, net. Represents convertible note payable fair value adjustment, gain on extinguishment of convertible notes payable, loss on sale of equity method investment, equity method loss, and other income, net.
(2) Impairment loss. Represents an impairment charge to goodwill and or intangible assets.
(3) Restructuring costs. Represents restructuring costs incurred for cost reduction actions which may include employee termination costs, facility shut-down related costs, costs for unused, excess or exited facilities.
(4) Non-routine legal expenses. Represents external legal expenses incurred in connection with pending legal settlements and other legal related matters.
(5) Other adjustment items. Represents other adjustments that are non-recurring and outside the normal course of operations that do not readily fall into any other categories.

Notice Regarding Use of Non-GAAP Financial Measures

This press release contains Non-GAAP financial measures, including Adjusted EBITDA (which excludes, among other things, income tax expenses (benefits), net interest (income) expenses, depreciation and amortization, other expenses (income), impairment losses, restructuring related items, stock based compensation expense, non-routine legal expenses, and any other one-time adjustments. The Company’s management uses these non-GAAP financial measures, along with the most directly comparable GAAP financial measures, in evaluating the Company’s performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and investors should carefully evaluate the Company’s financial results calculated in accordance with GAAP and reconciliations to those financial results. In addition, non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. As appropriate, the most directly comparable GAAP financial measures and information reconciling these non-GAAP financial measures to the Company’s financial results prepared in accordance with GAAP are included in this news release.